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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ANKER COAL GROUP, INC.

      The name of the Corporation is ANKER COAL GROUP, INC. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 28th, 1996. This Amended and Restated Certificate of Incorporation was duly adopted by the directors of the Corporation in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware, no payment having been received for the Corporation's stock.

      1. The name of the Corporation is Anker Coal Group, Inc.

      2. The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, 19805. The name of its registered agent at such address is Corporation Service Company.

      3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      4. The total number of shares of all classes of capital stock which the Corporation is authorized to issue shall be 122,000 shares, which shall be divided into the following classes: a) 100,000 shares of common stock having a par value of $.01 per share, b) 10,000 shares of Class A Preferred Stock having a par value of $2,500.00 per share, c) 10,000 shares of Class B Preferred Stock having a par value of $1,000.00 per share, d) 1,000 shares of Class C Preferred Stock having a par value of $13,000 per share, and e) 1,000 shares of Class D Preferred Stock having a par value of $7,000 per share. Preferred stock of the Corporation may be issued in various series as may be determined from time to time by the board of directors. The preferred stock shall be issued with such designations and powers, preferences and rights, and the qualifications, limitations and restrictions as shall be stated in the resolution or resolutions

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providing for the issue of such stock as shall be adopted from time to time by the board of directors.

      5. Subject to the provisions of the Stockholders Agreement among certain stockholders of the Corporation, the Corporation and certain other parties, to be entered into on or about August 9, 1996, holders of capital stock of the Corporation shall be entitled to such anti-dilution purchase rights as may be accorded to such holders pursuant to Article II of the Stockholders Agreement, so long as such agreement remains in effect.

      6. The Corporation is to have perpetual existence.

      7. The Corporation shall indemnify to the full extent authorized or permitted by the laws of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by him in connection with such action, suit or proceeding and shall advance expenses incurred by an officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by
Section 145 of the Delaware General Corporation Law.

      8. A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the foregoing provision shall not eliminate the liability of a director
(i) for breach of the director's duty of

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loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      9. The principal place of business of the Corporation may be located within or outside the State of Delaware. Meetings of the stockholders may be held within or outside the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any applicable provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

      10. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders, it is further provided that (a) the board of directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal by-laws subject to the power of the stockholders to amend or repeal by-laws made by the board of directors and (b) elections of directors of the Corporation need not be by written ballot.

      IN WITNESS WHEREOF, Anker Coal Group, Inc. has caused this Restated and Amended Certificate of Incorporation to be signed by its directors John J. Faltis and Bruce Sparks, this 8th day of August, 1996.

                                    /s/ John J. Faltis
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                                              John J. Faltis, Director

                                    /s/ Bruce Sparks
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                                              Bruce Sparks, Director